EXHIBIT 24.1


CONFIRMING STATEMENT

This Statement confirms that the undersigned, Fariba Danesh, has authorized and designated each of William O. Sweeney, Associate General
Counsel, Maxtor Corporation and Dawn C.
Anderson, Assistant Secretary, Maxtor
Corporation, individually, to execute and file on the undersigned's behalf all Forms
3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of Maxtor Corporation. The authority of each of William O. Sweeney and Dawn C. Anderson, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3,4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor
Corporation, unless earlier revoked in
writing. The undersigned acknowledges that each of William 0. Sweeney and Dawn C.
Anderson, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.


/s/Fariba Danesh
Fariba Danesh

Date: 9/30/04